Exhibit 11
RTW, INC. AND SUBSIDIARY
Statement Regarding Computation of Basic and Diluted Income Per Share

	2003	2004	2005
Basic weighted average shares outstanding	5,114,243	5,233,326	5,399,468

Stock warrants	—	—	—

Stock options
Options at $10.75	—	—	200
Options at $9.87	—	—	453
Options at $9.50	—	—	323
Options at $8.81	—	—	6,276
Options at $8.75	—	—	106
Options at $6.50	—	613	4,528
Options at $6.45	—	479	3,664
Options at $6.18	—	11,976	53,569
Options at $6.00	—	10,415	41,128
Options at $5.33	41	239	—
Options at $4.50	259	1,498	2,513
Options at $3.80	2,189	10,916	15,679
Options at $3.13	—	6,700	8,661
Options at $2.60	4,507	10,140	5,085
Options at $2.42	30,535	9,574	—
Options at $2.20	6,915	13,477	15,683
Options at $2.19	53,098	73,726	53,390
Options at $2.00	1,005	476	—
Options at $1.98	83,592	103,317	51,883

Weighted average common and common share equivalents outstanding	5,296,384	5,486,872	5,662,609

Net income (loss) ($000’s)	$6,999	$9,941	$5,998

Income per share:
Basic income per share	$1.37	$1.90	$1.11

Diluted income per share	$1.32	$1.81	$1.06